Exhibit 99.1

A AITX's RAD Announces Additional Healthcare and Construction Orders
as Customers Expand Deployments

Recent Deployments Drive Follow on Expansion Activity Across Multiple Sites and
Support Continued Growth in Recurring Revenue Opportunities

Detroit, Michigan, June 18, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a developer and operator of AI-driven security and productivity solutions for enterprise clients, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced additional orders from recently announced healthcare and construction customers. The orders include three RIO™ 180 solar powered security trailers for deployment at healthcare facilities in California and two RIO Mini units, each integrated with the Company's SARA™ (Speaking Autonomous Responsive Agent) agentic AI platform, for a large construction project on the East Coast. The new orders reflect continued customer expansion activity and are expected to meaningfully contribute additional recurring monthly revenue as the deployments move into service.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES
SECURE
Expansion Continues
Across Key Verticals

Artist's depiction of RAD deployment expansion activity across healthcare and construction sectors.

According to RAD, both orders stem from ongoing security challenges at locations not currently covered by existing deployments. Following initial implementation of the Company's solutions, the customers elected to expand coverage into additional areas where issues such as unauthorized access, trespassing, and other security related concerns continue to require attention. RAD noted that the expansion orders reflect growing confidence in the effectiveness of its AI driven security technologies and their ability to address real world operational challenges.

"The construction sector continues to show us what the future of site security looks like," said Troy McCanna, Chief Security Officer and Chief Revenue Officer at RAD. "More and more organizations are realizing they can secure large, complex projects without relying on a traditional guarding company or security services provider. They are building their security ecosystem around RAD's technologies, combining autonomous monitoring, AI driven response, and remote oversight into a single solution. The traditional approach of adding more people to solve security challenges is giving way to smarter, technology driven solutions that can scale across an entire project."

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G) and Robotic Assistance Devices Residential (RAD-R), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

All of RAD's solutions are designed to integrate with leading industry platforms and workflows, including ongoing collaboration with Immix®, the trusted provider of central station and remote monitoring software, supporting broader adoption of AI-driven security across professional monitoring environments.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

AITX and its subsidiaries maintain a robust sales pipeline that includes over 35 Fortune 500 companies, with expanding opportunities across its subsidiaries. The Company expects continued growth as these opportunities convert into deployed clients generating recurring revenue streams, with significant potential for expansion within each account.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.radm.ai, www.radgroup.ai, www.saramonitoring.ai, www.radlightmyway.com, and www.stevereinharz.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry